UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                                       SEC File Number: 000-13538
                           FORM 12b-25  CUSIP Number: 632430-10-4


                   NOTIFICATION OF LATE FILING

 (Check One):( ) Form 10-KSB   (  ) Form 20-F   (  ) Form 11-K   (X)Form
10-QSB
     (  )  Form N-SAR

     For Period Ended:  SEPTEMBER 30, 1997

      (   )Transition Report on Form 10-K
      (   )Transition Report on Form 20-F
      (   )Transition Report on Form 11-K
      (   )Transition Report on Form 10-Q
      (   )Transition Report on Form N-SAR

     For the Transition Period Ended:

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Read Instructions (on back page) Before Preparing Form, Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                 PART I - REGISTRANT INFORMATION


NATIONAL AFFILIATED CORPORATION
Full Name of Registrant

N/A
Former Name if Applicable

7228 ENGLAND DRIVE, SUITE 24
Address of Principal Executive Office (Street and Number)

ALEXANDRIA, LA  71303
City, State and Zip Code


                PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

      (X)(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (X)(b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
               or the subject quarterly report of transition report on the Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (   )(c) The accountant's statement or other exhibit required by
               Rule 12b-25(c) has been attached is applicable.

                       PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The registrant is in the process of closing acquisitions which need to be disclosed in the report. The final report should be ready and filed by November 24, 1997.


                   PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            T BRENT CHAPEL(888)984-0800

            (Name)(Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed?
     If answer is no identify report(s).
        YES  X  NO



(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
        YES       NO   X

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     [IF THE ANSWER ABOVE IS YES, THEN USE THIS SPACE TO GIVE THE EXPLANATION]

       NATIONAL AFFILIATED CORPORATION

           Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:November 14, 1997By:/S/ T Brent Chapel
     T Brent Chapel
     CHIEF FINANCIAL OFFICER

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than the executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed \ with the form.
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                            ATTENTION

    Intentional misstatements or omissions of fact constitute
        Federal Criminal Violations (See 18 U.S.C. 1001)

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